Exhibit 10.1

*** Text omitted and filed separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b - 2

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made as of this 29th day of March, 2002 (the “Effective Date”) by and between ABBOTT LABORATORIES, an Illinois corporation, with its principal office at 100 Abbott Park Road, Abbott Park, IL 60064 (“Abbott”) and EMPIRE PHARMACEUTICALS, INC., a Delaware corporation, with its principal office at 4916 Route 81, Greenville, NY 12083 (“Empire”).

WITNESSETH

WHEREAS, Abbott, through its Affiliate (as defined below), Knoll GmbH & Co. KG (“Knoll”), is the holder of certain patent applications and patents (“Patents,” as more fully defined below) relating to Compound (as defined below);

WHEREAS, Abbott also possesses proprietary Know-How (as defined below) relating to Compound; and

WHEREAS, Empire wishes to obtain, and Abbott wishes to grant to Empire, an exclusive license in the Territory (as defined below) under Abbott’s Technology (as defined below) for the development, manufacture and commercialization of Product for Pharmaceutical Uses (as defined below).

NOW THEREFORE, in consideration of the mutual obligations and promises as set forth herein, the parties do hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

1.1 “Abbott’s Technology” means the Patents and Know-How, including all Improvements developed by Abbott.

1.2 “Affiliate” means any corporation, company, partnership, joint venture and/or other entity which controls, is controlled by, or is under common control of either party hereto. For purposes of this definition, control shall mean direct or indirect ownership of more than fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors (but only as long as such ownership exists).

1.3 “Compound” means the compound known as ANCROD, its enantiomers, racemates, isomers and any pharmaceutically acceptable salt or complex thereof, in its current and any other formulation, and including any Prodrugs and active metabolites, whether made before or after the Effective Date.

1.4 “Confidential Information” means any and all information or data relating to the Compound and/or Product which a party discloses to the other party, its employees or representatives, or is conceived or reduced to practice during the Term by either party or by a third party conducting feasibility and evaluation studies for Empire, whether in writing, orally or by observation, including, without limitation, all scientific, clinical, technical, commercial, financial and business information and Know-How, and other information or data considered confidential in nature. Subject to Section 7.1 hereof, Abbott shall hold in confidence and shall not directly or indirectly disclose or provide to any third party information pertaining to the Compound or Abbott Technology without Empire’s prior written consent. Confidential Information shall not include information or any portion thereof which:

(a) is known to the receiving party at the time of disclosure and documented by written records made prior to the date of this Agreement;

(b) is subsequently disclosed to the receiving party without any obligations of confidence by an unaffiliated third person who has not obtained it directly or indirectly from the other party and who has the right to make such disclosure;

(c) becomes patented, published or otherwise part of the public domain;

(d) is independently developed by or for the receiving party by person(s) having no knowledge of or access to such information and without breach of any confidentiality obligation as evidenced by its written records; or

(e) is required to be disclosed by legal, regulatory, statutory or governmental process or authorities, provided in each case the party disclosing information promptly informs the other and uses its best efforts to limit the disclosure and to maintain confidentiality to the maximum extent possible and permits the other party to attempt by appropriate legal means to limit such disclosure.

The contents of and the Exhibits to this Agreement shall constitute Confidential Information.

1.5 “Effective Date” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.

1.6 “First Commercial Sale” means the first sale of Product in the Territory, after Regulatory Approval, by Empire or its Affiliates (or their sublicensee(s)) to any unaffiliated third party as evidenced by the selling party’s invoice or other relevant document provided to such third party. A sale to an unaffiliated third party shall not include quantities delivered solely for research purposes, for clinical trials or quantities distributed as free samples or promotions.

1.7 “Improvements” means all additions, developments, modifications, enhancements and adaptations (i) which directly relate to or are used in connection with the Compound and/or Product, or any formulations thereof or additions, developments, modifications, enhancements, improvements and adaptations thereto, and (ii) which are conceived or reduced to practice during the Term. Ownership of Improvements shall be as set forth in Article 13 hereof.

1.8 “Know-How” means any proprietary technology, information, methods of use, processes, techniques, ideas or inventions (other than the Patents) owned, possessed or used by Abbott as of the Effective Date which is directly related to or used in connection with the

Compound and/or Product, including all trade secrets and any other technical information relating to development, use or sale of the Compound and/or Product, provided that Abbott has the right to license and/or sublicense to Empire. To the best of Abbott’s knowledge and belief, Abbott has the right to license and/or sublicense substantially all of the Know-How.

1.9 “NDA” means an application (whether original, supplementary or abbreviated) to the applicable Regulatory Authority in a country of the Territory, for approval by such Regulatory Authority, necessary for the commercial sale of Product in such country. An NDA, together with all supplemental filings referencing the initial NDA filing, shall be deemed one and the same NDA for all purposes of this Agreement.

1.10 “Net Sales” means [***] by Empire, by any Affiliates of Empire, or by any sublicensees of Empire, to unrelated third parties, in arm’s length transactions, including, but not limited to, pharmaceutical wholesalers, managed healthcare organizations, pharmacies, hospitals or dispensing physicians, less any of the following charges or expenses that are incurred in connection with gross sales of the Product to such entities/persons during the Term:

(a) [***];

(b) [***];

(c) [***]; and

(d) [***].

1.11 “Patents” means the patent applications and patents listed in Exhibit A hereto and any amendments thereto, including foreign equivalents, and any and all substitutions, extensions, additions, reissues, re-examinations, renewals, divisions, continuations, continuations-in-part or supplementary protection certificates derived from or relating thereto.

1.12 “Pharmaceutical Uses” means any therapeutic use of the Compound and/or Product in any formulation or dosage form for the management of a disease or condition of the human body, including, but not limited to, acute ischemic stroke, but excluding any non-therapeutic use or non-human use (which non-therapeutic or non-human use shall include, but not be limited to, imaging, diagnostics, veterinary medicine, etc.).

*	Confidential Treatment Requested

1.13 “Prodrug” means different pharmaceutical compounds which, following administration, are converted into structurally similar active metabolites that are similar to or act in a similar manner as the Compound.

1.14 “Product” means any formulation containing the Compound or any Improvement as an active ingredient for Pharmaceutical Uses.

1.15 “Regulatory Approval” means all governmental approvals and authorizations necessary for the manufacture and commercial sale of the Product in a country of the Territory, including, but not limited to, marketing authorization, pricing approval and pricing reimbursement, as applicable.

1.16 “Regulatory Authority” means the United States Food and Drug Administration or any successor entity and its equivalent in other countries of the Territory, including, but not limited to, EMEA.

1.17 “Royalty Period” shall have the meaning ascribed to such term in Section 5.2(a) of this Agreement.

1.18 “Term” means the period commencing on the Effective Date and terminating as set forth in Article 8 below.

1.19 “Territory” means the entire world.

1.20 “Trademark” means VIPRINEX ®, ARWIN®, ARVIN ® and any other trademark registered and owned by Abbott in any country of the Territory.

1.21 “Valid Claim” means a claim of an unexpired Patent that has not been withdrawn, canceled or disclaimed nor held invalid or unenforceable by a court or government agency of competent jurisdiction in an unappealed or unappealable decision.

2. License Grant. Abbott hereby grants to Empire an exclusive right and license in the Territory, under Abbott’s Technology, for all Pharmaceutical Uses, with the right to grant sublicenses pursuant to Section 4.6 hereof, to (i) research, develop, modify, improve, make or have made, Compound and Product; (ii) apply for and obtain Regulatory Approvals, all as may be required to manufacture and commercialize Product; and (iii) register, use, import/export, market, offer to sell and sell, Product and Compound.

3. Information; Exclusivity.

3.1 Conveyance of Information/Inventory:

(a) On or before June 1, 2002, Abbott shall convey to Empire the information under Abbott’s and its Affiliates’ control involving the Compound, including but not limited to all information relating to Patents and Know-How, worldwide regulatory documentation, draft and final clinical reports and data, toxicity study reports, annual safety reports (if any) for the previous few years, manufacturing protocol and batch records, production methodologies, claims related to potential violations of any third party rights, registration information, any collaborative research agreements in the possession of Abbott, its Affiliates and agents, and all other pertinent and proprietary information and files related to the Compound, but excluding raw data sources which are not customarily required for regulatory submission (e.g., laboratory notebooks and other laboratory databases). In addition, Abbott shall use reasonable efforts to transfer to Empire Abbott’s interests in [***], such transfers being subject, in all respects, to applicable Regulatory Approvals. With regard to information from raw data sources, in the event that such information is requested from Empire by a Regulatory Authority, Abbott shall use reasonable efforts to provide Empire with such information. If such information is requested for other purposes, Abbott shall use reasonable efforts to provide Empire with such information at a cost of [***] per hour of Abbott employee time to compile such information. For purposes of this Section 3.1, information shall not be deemed under Abbott’s and its Affiliates’ control if such information is protected by confidentiality agreements with third parties. With respect to such protected information, Abbott shall use reasonable efforts to obtain the consent of such third parties to release the protected information to Empire.

(b) Abbott shall convey to Empire all available inventory of the material (Compound, bulk, raw venom and processed clinical material) to conduct Phase II clinical evaluation studies, except for such quantities required by Abbott in connection with internal research purposes and non-Pharmaceutical Uses of the Compound. Abbott represents that such material was manufactured in accordance with then existing Knoll internal specifications. Abbott also warrants and represents that such material was stored in accordance with Knoll’s storage specifications. Except as provided in the two (2) preceding sentences, any inventory of material conveyed to Empire under this Section 3.1(b) shall be conveyed “AS IS” and “WITH ALL FAULTS,” WITHOUT WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE. Empire shall be responsible for all testing, quality control and certification of such material. Empire shall be responsible for testing the raw venom component of the material in accordance with the testing methodologies specified on Exhibit E attached hereto and made a part hereof (the “Testing Specifications”).

(c) Upon delivery of raw venom in accordance with the schedule specified on Exhibit D, Empire shall have thirty (30) days following receipt of the raw venom to determine its compliance with the Testing Specifications. Within such thirty (30) day testing period, Empire shall provide Abbott with written notice via facsimile of its determination whether or not the raw venom complies with the Testing Specifications. Failure to provide such notice shall be deemed an admission by Empire that the raw venom complies with the Testing Specifications. If the raw venom complies (or is deemed to comply) with the Testing Specifications, payment amounts for such raw venom specified on Exhibit D shall be due within ten (10) days of the earlier of (i) the expiration of the thirty (30) day testing period, or (ii) the date of determination that the raw venom complies with the Testing Specifications. If Empire provides Abbott with timely notice that the raw venom does not comply with the Testing Specifications, then Empire shall promptly return the raw venom to Abbott.

*	Confidential Treatment Requested

(d) If a dispute arises as to whether the raw venom complies with the Testing Specifications and the parties are unable to resolve the dispute, the matter shall be referred to an independent third party testing laboratory located in the United States and agreed to by the parties. The testing laboratory shall perform testing of the raw venom in question in accordance with the Testing Specifications and shall provide results to Abbott and Empire. The decision of the testing laboratory shall be final and binding on the parties. The cost of the testing shall be paid by the party found to be in error. If the raw venom is finally determined not to comply with the Testing Specifications, Empire shall have the right to terminate this Agreement in accordance with Section 8.2 hereof.

3.2 Empire Exclusivity. During the Term, and except as described in Section 4.3, neither Abbott nor its Affiliates, shall directly or through intermediaries, undertake any development or commercialization activities related to Pharmaceutical Uses, except that Abbott shall be entitled to utilize the Compound for its internal research purposes (including pharmaceutical research), provided in no event shall such utilization permit Abbott to develop and/or commercialize Pharmaceutical Uses. For the avoidance of doubt, Abbott shall have the express right to undertake development and commercialization activities relating to the Compound for non-Pharmaceutical Uses.

4. Feasibility/Evaluation/Development/Manufacturing/Marketing/Other.

4.1 Feasibility/Evaluation Studies: Empire shall use commercially reasonable efforts to evaluate the Compound for the indication of ischemic stroke. For purposes of Empire’s obligations under this Agreement, the term “commercially reasonable efforts” shall mean those efforts that would be commercially reasonable for a company substantially similar to Empire. Empire shall have sole responsibility for conducting and/or supervising the feasibility and evaluation studies on the Compound. Empire shall provide Abbott with an annual update and summary of such studies and all such information shall be treated as Empire’s Confidential Information. Recognizing that certain evaluation work may be done by one or more third parties and recognizing that such work (e.g., formulations) may involve the patented subject matter of such third party, Empire will use commercially reasonable efforts to (i) provide in its license with the third party that the patented subject matter of such third party may be sublicensed to Abbott in the event that the Compound and Product are returned to Abbott under Section 4.7; and (ii) negotiate a royalty-free license/sublicense with such third party for the benefit of Abbott in the event that the Compound and Product are returned to Abbott under Section 4.7. In the event that Empire is unable to negotiate a royalty-free license/sublicense, Abbott agrees to assume the royalty obligations thereunder if it elects to practice under such license/sublicense following the return of the Compound and Product under Section 4.7. Empire agrees to promptly provide Abbott with written notice of the terms of any licenses entered into with third parties which pertain to the Compound and/or Product.

4.2 Clinical Development: Empire shall use commercially reasonable efforts to develop the Compound for the ischemic stroke indication. For purposes of this Section 4.2(a), development of an indication shall be deemed to have commenced upon enrollment of the first subject in the first clinical study for an indication using the formulation selected for clinical development. Empire shall have sole responsibility for designing, conducting and paying for the cost of the clinical development of Product and shall use commercially reasonable efforts to diligently conduct such clinical development as set forth below. Except as set forth in Section 3.2 above, Abbott hereby agrees that it shall not undertake any research or development related to Pharmaceutical Uses of the Compound during the Term, except as may be necessary following the license granted to Abbott under Section 4.7 in the event of a termination of this Agreement under Sections 8.2, 8.3, 8.4, or 8.5.

4.3 Commercialization: Empire shall use commercially reasonable efforts to develop and commercialize the Product in at least the following major countries: [***] (each a “Major Country”), using at least that level of effort it would use with similar compounds in its portfolio; provided, however, that Empire shall not be obligated to commercialize Product in [***] if, in Empire’s reasonable opinion, [***] conditions would make the marketing and sale of the Product in [***] not commercially viable. In the event that Empire or its sublicensees elect not to market in a particular country(ies), either directly or through third parties, Abbott shall have the right, upon notice to Empire, to market, either directly or through third parties, the Product in each such country, by paying to Empire the [***]. Empire agrees to provide Product to Abbott for sale in each such country at [***] and to assign to Abbott all applicable Regulatory Approvals necessary for Abbott to market Product in such country.

4.4 Marketing: Empire shall have sole responsibility for marketing Product, including entering into any co-marketing and/or co-promotion arrangements. Empire shall distribute all Product samples in the United States in accordance with the Prescription Drug Marketing Act.

4.5 Manufacturing: Empire and its Affiliates shall have sole responsibility for manufacturing Product.

4.6 Sublicensing: Empire may sublicense its rights under this Agreement with Abbott’s prior written consent, which consent shall not be unreasonably withheld. Each sublicense shall be in writing and shall include provisions acknowledging that such sublicense is subject to the license granted Empire under this Agreement, that each sublicensee shall make reports and keep and maintain records of sales to at least the same extent as required under this Agreement, allowing Abbott the same access and audit rights permitted under this Agreement, and that such sublicense shall be automatically terminated upon termination of this Agreement. Empire shall remain primarily liable for all of Empire’s obligations hereunder and for the performance of sublicensees, including the obligation to pay milestones and royalties required hereunder.

4.7 Improvements: All Improvements and all new patents which relate to the Compound or the Product which come into existence during the Term and which relate to or are derived from work done by or for Empire or its Affiliates or sublicensees relating to the Compound without any contribution by Abbott, its Affiliates, contractors, or agents, shall be deemed the property of Empire. Provided, however, in the event this Agreement is terminated by Abbott for any reason as set forth in Article 8, all such Improvements and patents shall be exclusively licensed to Abbott solely for use with the Compound and Product on a worldwide, royalty-free, paid-up

*	Confidential Treatment Requested

basis, and Empire retains all rights in and to any such Improvements and patents for any and all other uses.

5. Financials.

5.1 Milestones: Empire shall make the following milestone payments to Abbott within ten (10) days of the following events:

MILESTONE	PAYMENT
Within 10 days following [***]	$	[***]
Within 10 days following the [***] after the Effective Date	$	[***]
Within 10 days following the [***] after the Effective Date	$	[***]
Within 10 days following the [***] after the Effective Date	$	[***]

5.2 Royalty Payments:

(a) Royalty Rate and Royalty Period: Beginning with the First Commercial Sale by Empire, any Affiliates or sublicensees of Empire, Empire shall pay to Abbott a royalty on annual aggregate worldwide Net Sales of all Product for all Pharmaceutical Uses as follows:

(i) Where Product or its manufacture is covered by a Valid Claim in a country, Empire shall pay a royalty equal to [***] of Net Sales ([***] on Patents, [***] on Know-How and [***] on Trademark) until such time as the last Patent included in Abbott’s Technology covering such Product has expired and/or is invalidated in such country, or [***] following the First Commercial Sale, whichever is longer.

(ii) Except as set forth in (i) immediately above, where Product or its manufacture is not covered by a Valid Claim in a country, Empire shall pay a royalty equal to [***] of Net Sales based upon Abbott Know-How ([***]) and Trademark ([***]) for a period of [***] following the First Commercial Sale.

(iii) Where Product is no longer covered by a Valid Claim in a country and the period in (ii) immediately above has expired, Empire shall pay a royalty equal to [***] of Net Sales for the use of a Trademark.

For example, where Product is sold under a Trademark in a country where there is Patent protection, the royalty rate would be [***]. Where the Product is sold under a Trademark in a country and there is no Patent protection, and such Product is sold within the [***]

*	Confidential Treatment Requested

[***] following the First Commercial Sale, then the royalty would be [***]. Where the Product is sold in a country under a Trademark and there is no Patent protection and more than [***] have elapsed since the First Commercial Sale, then the royalty would be [***].

The periods of time covered by (i) and (ii) above shall be deemed the “Royalty Period.” The period of time covered under (iii) above shall de deemed the “Trademark Royalty Period.”

(b) End of Royalty Period: Upon the end of the Royalty Period in any country of the Territory on a country-by-country basis, Empire shall have an exclusive, perpetual license under Abbott’s Technology in such country of the Territory, with all of the rights granted under Article 2 hereof, except that, for so long as a Trademark is used in such country by Empire, an Affiliate or a sublicensee of either of them, Empire shall continue to pay to Abbott a royalty equal to [***] of Net Sales due during the Trademark Royalty Period. For purposes of this Section 5.2(b) only, the term “Net Sales” shall mean sale of the Product or any other product under a Trademark.

(c) Royalty Reports and Payments: Beginning with the First Commercial Sale anywhere in the Territory, within sixty (60) days after the end of each calendar quarter, Empire shall prepare and deliver to Abbott a report detailing the calculation of Net Sales in the Territory, on a country-by-country basis, for such just ended quarter along with the calculation of royalties due thereon pursuant to Sections 5.2(a) and (b) above. Each report shall be accompanied by full payment in U.S. dollars of the royalties shown thereon to be due. In the event that conversion from foreign currency is required in calculating a royalty payment hereunder, the exchange rate used shall be the ratio in effect at the end of the last business day of the applicable quarter for which royalties are calculated, as reported by The Wall Street Journal (Midwest Edition), or a substantially similar global publication if The Wall Street Journal (Midwest Edition) is no longer published.

(d) Books and Records/Audit Rights: Empire shall keep books and records accurately showing all Products manufactured, used or sold under the terms of this Agreement. The relevant portions of such books and records shall be open to inspection by representatives of Abbott, at Abbott’s cost, solely for the purposes of determining the correctness of the royalties payable under this Agreement. Such audit, conducted no more than one time per calendar year, shall be during normal business hours after reasonable advance notice and subject to suitable confidentiality provisions. In the event an audit shows a deficiency to be due, Empire shall immediately pay such deficiency along with the reasonable costs and expenses of the audit if the deficiency is more than [***] of the amount due during such audited period. If the audit shows that an excess was paid, Empire shall be entitled to deduct the amount of such excess from the payment due for the next calendar quarter. Such books and records shall be preserved for a period of at least three (3) years after the date of the royalty payment to which they pertain, and no audit may be conducted with respect to royalties due in any calendar year that is more than two (2) years preceding the calendar year in which the audit is being conducted. Books and records for a given calendar year may only be audited once.

(e) Withholding Taxes on Royalties: Where any sum due to be paid to Abbott hereunder is subject to any withholding or similar tax, the parties shall use all reasonable efforts to

*	Confidential Treatment Requested

do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, Empire shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due Abbott and secure and send to Abbott the best available evidence of such payment sufficient to enable Abbott to obtain a deduction for such withheld taxes or obtain a refund thereof.

6. Representations/Warranties.

6.1 Representations and Warranties of Abbott: Abbott represents and warrants that it is duly organized, validly existing and in good standing under the laws of Illinois, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement. Abbott further represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and that the execution, delivery and performance of this Agreement by it does not require the consent, approval or authorization of or notice to, or filing or registration with, any governmental agency or Regulatory Authority.

6.2 Representations and Warranties of Empire: Empire represents and warrants that it is duly organized, validly existing and in good standing under the laws of Delaware, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement. Empire further represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery and performance of this Agreement by it does not require the consent, approval or authorization of or notice to, or filing or registration with, any governmental agency or Regulatory Authority.

6.3 Indemnification by Empire: Empire shall indemnify and hold Abbott, its Affiliates and their directors, officers, employees and agents harmless from and against any and all liabilities, actions, suits, claims, demands, prosecutions, damages, costs, expenses or money judgments finally awarded (including reasonable legal fees) (collectively, “Liabilities”) incurred by or instituted or rendered against Abbott to the extent such Liabilities result from a third party claim arising from product liability claims for the sale of Compound or Product by Empire, its Affiliates, agents or sublicensees, or from the willful misconduct or the negligent acts or omissions of Empire, its Affiliates, their agents or sublicensees or Empire’s material breach of this Agreement, except to the extent such third party claims arise out of the gross negligence or willful misconduct of Abbott, its Affiliates and their directors, officers, employees and agents, and provided that Abbott gives Empire prompt notice in writing of any such claim or lawsuit and permits Empire to undertake sole control of the defense and settlement thereof at Empire’s expense. In any such claim or lawsuit:

(a) Abbott will cooperate in the defense by providing access to witnesses and evidence available to it. Abbott shall have the right to participate, at its expense, in any defense to the extent that in its reasonable judgment Abbott may be prejudiced by Empire’s sole defense thereof.

(b) Abbott shall not settle, offer to settle or admit liability for any Liabilities for which Abbott intends to seek or has sought indemnification hereunder from Empire without the written consent of a duly authorized officer of Empire.

6.4 Indemnification by Abbott: Abbott shall indemnify and hold Empire, its Affiliates and their directors, officers, employees and agents harmless from and against any and all Liabilities, incurred by or instituted or rendered against Empire to the extent such Liabilities result from a third party claim arising from the willful misconduct or the negligent acts or omissions of Abbott, its Affiliates, their agents or sublicensees, or Abbott’s material breach of this Agreement, except to the extent such third party claims arise out of the gross negligence or willful misconduct of Empire, its Affiliates and their directors, officers, employees and agents, and provided that Empire gives Abbott prompt notice in writing of any such claim or lawsuit and permits Abbott to undertake sole control of the defense and settlement thereof at Abbott’s expense. In any such claim or lawsuit:

(a) Empire will cooperate in the defense by providing access to witnesses and evidence available to it. Empire shall have the right to participate, at its expense, in any defense to the extent that in its reasonable judgment Empire may be prejudiced by Abbott’s sole defense thereof.

(b) Empire shall not settle, offer to settle or admit liability for any Liabilities for which Empire intends to seek or has sought indemnification hereunder from Abbott without the written consent of a duly authorized officer of Abbott.

6.5 Reportable Adverse Events: Each party warrants that it shall advise the other of any serious adverse events relating in any way to the Compound or the Product as and when such serious adverse events are reported or reportable by it to the Regulatory Authorities.

6.6 LIMITATION: EXCEPT FOR THE EXPRESS WARRANTIES IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR VIOLATIONS OF ARTICLE 7 AND AMOUNTS FINALLY AWARDED FOR INDEMNIFICATION FOR THIRD PARTY LIABILITIES UNDER SECTIONS 6.3 AND 6.4 ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HERETO OR TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

7. Confidentiality and Non-Disclosure.

7.1 Nondisclosure: Neither party shall use or disclose any Confidential Information received by it from the other party pursuant to this Agreement without the prior written consent of the other. This obligation will continue for a period of seven (7) years after termination of this Agreement or expiration of the Term, whichever is earlier. The parties recognized in Section 3.2 of this Agreement that Abbott may be utilizing Compound and Abbott Technology in certain limited circumstances, including, but not limited to, non-Pharmaceutical Uses and for internal research purposes. Abbott shall be permitted to disclose information pertaining to the Compound and the Abbott Technology in such circumstances only if the recipient of such information is under a duty of confidentiality to Abbott, and further, provided that no such disclosure of such information shall be made for Pharmaceutical Uses, nor shall Confidential Information of Empire be disclosed.

7.2 Restriction: Each party shall restrict dissemination of Confidential Information to those of its employees, contractors, agents and sublicensees (if any) who have an actual need to know and have a legal obligation to protect the confidentiality of such Confidential Information. All Confidential Information disclosed by one party to the other shall remain the sole property of the disclosing party and neither party shall obtain any right of any kind to the Confidential Information disclosed, except as granted under this Agreement.

7.3 Restriction Exemptions: Nothing contained in this Article 7 shall be construed to restrict the parties from using or disclosing Confidential Information solely to the extent and solely as required:

(a) for regulatory, tax or customs reasons;

(b) for audit purposes;

(c) by court order or other governmental order or request; or

(d) to perform acts permitted by this Agreement, including (i) disclosure by Empire to third parties undertaking feasibility and evaluation studies, clinical trials and the like on behalf of Empire, so long as such third parties are under a legal obligation to Empire to protect the confidentiality of such Confidential Information, (ii) disclosure by Empire to sublicensees, so long as such sublicensees are under a legal obligation to Empire to protect the confidentiality of such Confidential Information or (iii) disclosure by Empire in connection with the marketing and commercial sale of Product, to the extent required by law.

8. Term and Termination.

8.1 This Agreement shall continue in effect unless and until terminated as provided in this Article 8. Upon the end of the Royalty Period in any country of the Territory, Empire shall have an exclusive, perpetual and irrevocable license under Abbott’s Technology, with all of the rights granted under Article 2 hereof, and without any further obligation to Abbott, except for the payment obligations accruing prior to such date and the indemnification obligations under Section 6.3, and except for any obligation to pay a Trademark royalty during the Trademark Royalty Period, as provided in Section 5.2(a)(iii) hereof.

8.2 In the event the raw venom does not comply with the Testing Specifications, Empire shall not be obligated to pay under Section 3.1(c) and Exhibit D for that portion of the raw venom determined not to be in compliance. If a material portion of the total amount of raw venom to be delivered pursuant to Exhibit D is determined not to be in compliance with the Testing Specifications such that Empire’s evaluation and development activities contemplated hereunder are significantly impacted, then Empire may terminate this Agreement upon thirty (30) days written notice and shall not be obligated to pay for the batch(es) of material for which payment has not yet been made under Section 3.1(c) and Exhibit D. Upon such termination, Empire shall assign and deliver, and Abbott shall be entitled to retain for its own use, all materials (Compound, bulk, raw venom and processed clinical material), studies and information relating to the Compound and shall be granted a license to all Improvements as set forth in Section 4.7 hereof.

8.3 Empire shall have the right, without cause, to terminate this Agreement upon ninety (90) days written notice, at the end of which the termination shall be effective. Before such termination becomes effective, Empire shall pay all amounts required under Section 3.1(c) and Exhibit D hereof, even if the delivery dates for material specified on Exhibit D have not yet occurred, subject to the first sentence of Section 8.2 above. In addition, Empire shall also pay all payments and royalties which may have become due prior to the effective date of such termination. Upon such termination, Empire shall assign and deliver, and Abbott shall be entitled to retain for its own use, all materials (Compound, bulk, raw venom and processed clinical material), studies and information relating to the Compound and shall be granted a license to all Improvements as set forth in Section 4.7 hereof. Notwithstanding anything to the contrary contained in this Section 8.3, Empire shall not be obligated to pay for any raw venom which has not met the Testing Specifications in accordance with Sections 3.1(b), Sections 3.1(c) and 3.1(d). For purposes of clarification, Empire shall be obligated to pay for material not yet delivered if Empire terminates this Agreement under this Section 8.3.

8.4 Either party may terminate this Agreement by giving to the other party prior written notice of not less than thirty (30) days in the case of a monetary breach and of not less than ninety (90) days in the event the other party shall commit a non-monetary material breach of this Agreement, and such breaching party shall fail to cure, or commence action to cure, such breach during such thirty (30) or ninety (90) day period, as applicable. In the case of a non-monetary breach, the cure period may be extended for such longer period as may reasonably be necessary if cure is not reasonably possible within the initial ninety (90) day period, provided the breaching party continues its diligent efforts to cure. No such cancellation and termination shall release the breaching party from any obligations hereunder incurred prior thereto. In the event of a dispute as to whether a material breach has occurred, the existence of material breach shall be determined using the ADR procedure set forth in Exhibit C. A party’s right to terminate this Agreement shall only apply if the breaching party fails to cure such breach in the manner required by the final judgment of the ADR hearing. In the event that this Agreement is terminated for Empire’s material breach, Empire shall pay all payments set forth on Exhibit D hereof, regardless of whether such payments are yet due and payable. Abbott shall also be entitled to retain for its own use all funds previously paid by Empire, and Empire shall assign and deliver, and Abbott shall be entitled to retain for its own use, all materials (Compound, bulk, raw venom and processed clinical material), studies and information relating to the Compound and Abbott shall be granted a license to all Improvements and patents generated hereunder as set forth in Section 4.7 hereof. In the event that this Agreement is terminated for Abbott’s material breach, Empire shall not be liable for payments not yet due and payable under Article 5 hereof and Exhibit D hereto, and Empire shall be entitled to retain for its own use all studies, information, Improvements and patents generated hereunder.

8.5 Either party may terminate this Agreement on thirty (30) days notice if the other party passes a resolution or a court of competent jurisdiction makes an order for its winding up; or has a receiver or administrator appointed over its business or all of its assets; or is or becomes bankrupt; or ceases its business operations. In the event that this Agreement is terminated under this Section 8.5, subject to the other terms of this Agreement, the terminating party shall be entitled to the assignment and delivery of, and shall be entitled to retain for its own use all materials (Compound, bulk, raw venom and processed clinical material), studies, information, Improvements and patents generated hereunder. Notwithstanding the bankruptcy or insolvency of Abbott or the impairment of performance by Abbott of its obligations under this Agreement as a result of bankruptcy or insolvency of Abbott, Empire shall be entitled to retain the licenses granted herein, without any further obligation to Abbott other than the payment obligations under Article 5.

8.6 Termination of this Agreement shall be without prejudice to any rights of either party against the other which may have accrued up to the date such termination becomes effective.

8.7 All causes of action accruing to either party under this Agreement shall survive expiration or termination of this Agreement for any reason.

8.8 Upon any termination or expiration of this Agreement, each party shall promptly return to the other party all written Confidential Information, and all copies thereof (retaining one copy of the Confidential Information of the other in its confidential files for archival purposes only), which is not covered by a paid-up license or other rights specified herein surviving such termination or expiration.

9. Infringement of Patents By Third Party. In the event of an actual or suspected infringement of a Patent by a third party, the following shall apply:

9.1 Notice: Each party shall give the other written notice if one of them becomes aware of any infringement by a third party of any Patent. Upon notice of any such infringement, the parties shall promptly consult with one another with a view toward reaching agreement on a course of action to be pursued.

9.2 Empire’s Right to Bring Infringement Action:

(a) Empire Election: If a third party infringes any Patent, Empire shall have the first right, but not the obligation, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise.

(i) Empire shall notify Abbott of its intention to bring an action or proceeding prior to filing the same and in sufficient time to allow Abbott the opportunity to discuss with Empire the choice of counsel for such matter. Empire shall keep Abbott timely informed of material developments in the prosecution or settlement of such action or proceeding. Empire shall be responsible for all fees and expenses of any action or proceeding against infringers which Empire initiates. Abbott shall cooperate fully at its expense by joining as a party plaintiff if reasonably requested to do so by Empire or if required to do so by law to maintain such action or proceeding and by executing and making available such documents as Empire may reasonably request. Abbott may be represented by counsel in any such legal proceedings, at Abbott’s own expense.

(ii) If Empire elects not to exercise such first right, Abbott shall have the right, at its discretion, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. Empire shall cooperate fully by joining as a party plaintiff if reasonably requested to do so by Abbott or if required to do so by law to maintain such action and by executing and making available such documents as Abbott may reasonably request. Empire may be represented by counsel in any such action, at its own expense.

(b) Empire’s Use of Proceeds: All amounts of every kind and nature recovered from an action or proceeding of infringement brought by Empire shall belong to Empire, and shall be used first to reimburse Empire for its documented and actual costs of prosecution, including attorneys’ fees, expert fees and all other related expenses, second to reimburse Abbott for its documented and actual costs if it is represented by counsel in the proceedings, and the balance shall thereafter belong to Empire.

(c) Abbott’s Use of Proceeds: All amounts of every kind and nature recovered from an action or proceeding of infringement brought by Abbott shall belong to Abbott, and shall first be used to reimburse Abbott for its documented and actual costs of prosecution, including attorneys’ fees, expert fees and all other related expenses, second to reimburse Empire for its documented and actual costs if it is represented by counsel in the proceedings, and the balance shall thereafter belong to Abbott.

10. Infringement of Third Party Rights; Empire Defense of Suit: If Abbott, its Affiliates, Empire, its Affiliates, sublicensees, distributors or other customers are sued or threatened with suit by a third party alleging infringement in one or more countries of the Territory of such party’s patents or other intellectual property rights that are alleged to cover the manufacture, use, sale, import, export or distribution of one or more Products, Abbott or Empire, whichever is relevant, will promptly notify the other in writing and provide a copy of the lawsuit or claim. Empire shall control the defense in any such claim or suit. Empire shall have the right to settle any such suit, including the right to grant one or more sublicenses with Abbott’s prior written approval, which approval shall not unreasonably be withheld, provided that Empire shall not otherwise have the right to surrender, limit or adversely affect any rights to the Patents. ABBOTT MAKES NO WARRANTIES AND SPECIFICALLY DISCLAIMS ANY WARRANTIES REGARDING THE NON-INFRINGEMENT BY THE PRODUCTS OF THIRD PARTY RIGHTS.

11. Patent Prosecution and Maintenance; Patent Costs; Patent Term Extension.

11.1 Disclosure of Patents/Applications to Empire: Within thirty (30) days following the Effective Date, Abbott shall disclose to Empire the complete text of, and all other information in its possession or control directly related to (a) all patent applications included in the Patents filed anywhere in the Territory; and (b) all patents included in the Patents as well as all information in Abbott’s, its Affiliates and its patent counsel’s possession concerning the institution or possible institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving an issued patent included in the Patents anywhere in the Territory. ABBOTT MAKES NO WARRANTIES AND SPECIFICALLY DISCLAIMS ANY WARRANTIES REGARDING THE PATENTABILITY OF PENDING PATENT APPLICATIONS.

11.2 Prosecution and Maintenance: Abbott shall be solely responsible for the preparation, filing, prosecution and maintenance of the Patents in Abbott’s name, including oppositions and interferences, subject to Empire’s right to assume such duties in the event Abbott reasonably fails to adequately prepare, file, prosecute and maintain the Patents. Abbott and Empire shall consult and cooperate with each other, and Abbott shall keep Empire reasonably informed, with respect to the prosecution and maintenance of the Patents hereunder. Abbott will provide Empire with copies of all material documents received or prepared by Abbott in the prosecution and maintenance of the Patents. Abbott shall provide copies in a timely manner to allow Empire an opportunity, if it so elects, to review and comment on Abbott’s proposed patent strategy.

11.3 Patent Extensions: Empire shall have the right and sole responsibility for obtaining patent term extensions under the provisions of 35 USC ¶ 156 for any U.S. Patent and for non-U.S. Patents under similar provisions of law of other countries involving a Product which has obtained Regulatory Approval.

11.4 Employee Inventor Remuneration: The parties acknowledge that German law requires the payment of consideration to employee inventors. Abbott shall be solely responsible for all such payments pertaining to the Patents listed on Exhibit A hereto, whether previously negotiated or yet to be negotiated.

12. Trademarks: Abbott hereby grants to Empire and its Affiliates an exclusive royalty bearing license with the right to grant sublicenses to third parties to use the Trademarks identified on Exhibit B and any other Trademark for the Product selected by Empire (collectively the “Licensed Trademarks”). All use of the Licensed Trademarks by Empire shall inure to the benefit of Abbott and any sublicenses granted by Empire shall provide that all use of the Licensed Trademarks by a sublicensee shall inure to the benefit of Abbott. This license includes the right of Empire to use the Licensed Trademarks in publicity, advertising and other marketing material. Empire may select any other Trademarks for the Product in the Territory and such Trademarks shall be registered by Abbott and licensed to Empire under this Section 12 as Licensed Trademarks. All costs related to the selection of the Trademark(s) shall be borne by Empire and all costs related to maintenance of the Trademark(s) shall be borne by Abbott. The Trademarks shall be owned by Abbott.

13. Improvements: All Improvements made solely by Empire and/or its Affiliates hereunder shall be the sole and exclusive property of Empire. All Improvements made solely by Abbott and/or its Affiliates shall become part of Abbott’s Technology, licensed exclusively to Empire with all of the rights set forth in Article 2 hereof. All Improvements made jointly by Abbott and Empire (or by their Affiliates) hereunder shall become jointly owned, provided that to the extent that such

Improvements are owned by Abbott, they shall be included in the license granted to Empire under Article 2 hereof. The provisions of this Article 13 are subject to the rights of the terminating party under Article 8 hereof.

14. Miscellaneous.

14.1 Force Majeure: If the performance by either party of any of its obligations under this Agreement shall be prevented by circumstances beyond its reasonable control which could not have been avoided by the exercise of reasonable diligence, then such party shall be excused from the performance of that obligation for the duration of the event. The affected party shall promptly notify the other party in writing should such circumstances arise, give an indication of the likely extent and duration thereof, and shall use commercially reasonable efforts to resume performance of its obligations as soon as practicable.

14.2 Notices: Any notice required to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, by personal delivery, registered U.S. mail or overnight courier, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon the date of receipt.

If to Empire:	Empire Pharmaceuticals, Inc. 4916 Route 81 Greenville, NY 12083 Attn: Samn Raffaniello, Principal and Managing Director

With copy to:	Schiff Hardin & Waite 6600 Sears Tower Chicago, Illinois 60606-6473 Attn: Lael F. Johnson, Esq.

If to Abbott:	Abbott Laboratories 100 Abbott Park Road Dept. 309; Bldg. AP30 Abbott Park, IL 60064-3537 Attn: Senior Vice President, Pharmaceutical Operations

With a copy to:	Abbott Laboratories 100 Abbott Park Road Dept. 364; Bldg. AP6D Abbott Park, IL 60064-6032 Attn: Senior Vice President, Secretary and General Counsel

14.3 Applicable Law/Compliance: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding its conflict of laws provision. Each party hereto shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees and regulations of any federal, state or other governmental authority.

14.4 Entire Agreement: This Agreement and the attachments (Exhibits) contain the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

14.5 Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.6 Severability/Headings: If any provision of this Agreement is deemed unenforceable, the remainder of the Agreement will not be affected and, if appropriate, the parties will attempt to replace the unenforceable provision with a new provision that, to the extent possible, reflects the parties’ original intent. The captions and headings used in this Agreement are for reference only and are not to be construed in any way as terms or used to interpret the provisions of this Agreement.

14.7 Assignment: Neither party may without prior written approval of the other assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party except that (i) either party may assign this Agreement without consent to a third party that acquires all or substantially all of the business to which this Agreement pertains, or, (ii) either party may assign this Agreement in whole or part to any Affiliate of that party and such party hereby guarantees the performance by such Affiliate.

14.8 Dispute Resolution: The parties hereto shall attempt to settle any dispute arising out of or relating to this Agreement in an amicable way. Except for claims for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any controversy, claim or right of termination for cause which may arise under, out of, in connection with, or relating to this Agreement, or any breach thereof, shall be settled according to the Alternative Dispute Resolution provisions attached hereto as Exhibit C.

14.9 Independent Contractor: It is understood that both parties hereto are independent contractors and engage in the operation of their own respective businesses and neither party hereto is to be considered the agent of the other party for any purpose whatsoever and neither party has any authority to enter into any contract or assume any obligation for the other party or to make any warranty or representation on behalf of the other party. Each party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one party shall not be deemed to be employees, servants and agents of the other party for any purpose whatsoever.

14.10 Publicity: No press release or other public announcement shall be made by either party concerning the execution of this Agreement or the fact that Empire has licensed the Compound from Abbott, without the prior written consent of the non-disclosing party, which consent may be withheld in the non-disclosing party’s sole discretion. Neither party shall use the name of the other party, its officers, employees or agents for purposes of any public commercial activity without the other party’s prior written consent, except where the name of the other party must be disclosed as a matter of law. Should either party wish to make a disclosure or be required by law to make a disclosure, the disclosing party shall submit a copy of the proposed disclosure to the other party for review. The non-disclosing party shall have three (3) weeks to review and comment on the content of such disclosure. In the case of a disclosure required by law, the disclosing party, subject to legal requirements, shall use all reasonable efforts to accommodate the non-disclosing party’s comments. For non-routine matters like an emergency, special circumstance, or other situation where the law compels a disclosure in less than three (3) week’s time, the non-disclosing party agrees to use commercially reasonable efforts to provide its review and comment in order to meet the disclosing party’s timetable.

14.11 Time of the Essence. The parties acknowledge that time shall be of the essence in the performance of all provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ABBOTT LABORATORIES		EMPIRE PHARMACEUTICALS, INC.

By:	/s/ James L. Tyree	By:	/s/ Samn Raffaniello
Name:	James L. Tyree	Name:	Samn Raffaniello
Its:	Vice President,	Its:	Principal and Managing Director
Global Licensing / New Business Development

EXHIBIT A

TO

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

ABBOTT LABORATORIES

AND

EMPIRE PHARMACEUTICALS, INC.

Dated March 29, 2002

(PATENTS AND PATENT APPLICATIONS)

[***]

*	Confidential Treatment Requested

[***]

*	Confidential Treatment Requested

EXHIBIT B

TO

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

ABBOTT LABORATORIES

AND

EMPIRE PHARMACEUTICALS, INC.

Dated March 29, 2002

(LICENSED TRADEMARKS)

VIPRINEX®

ARWIN®

ARVIN®

EXHIBIT C

TO

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

ABBOTT LABORATORIES

AND

EMPIRE PHARMACEUTICALS, INC.

Dated March 29, 2002

(ALTERNATIVE DISPUTE RESOLUTION)

The parties recognize that from time to time a dispute may arise relating to either party’s right or obligations under this Agreement. The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Exhibit, the result of which shall be binding upon the parties.

To begin the ADR process, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1.	To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.	Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a)	The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

(b)	Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)	Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)	If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) -2(d) shall be repeated.

3.	No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4.	At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a)	a copy of all exhibits on which such party intends to rely in any oral or written presentations to the neutral;

(b)	a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)	a proposed ruling on each issue to be resolved, together with a request for a specific damage aware or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d)	a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a)-4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.	The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)	Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b)	Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c)	The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)	Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)	Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6.	Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.	The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.	The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)	If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b)	If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.	The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.	Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

EXHIBIT D

TO

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

ABBOTT LABORATORIES

AND

EMPIRE PHARMACEUTICALS, INC.

Dated March 29, 2002

(MATERIALS DELIVERY AND PAYMENT SCHEDULE)

Empire shall pay Abbott Five Hundred Thousand and No/100 U.S. Dollars ($500,000.00) for material conveyed under Section 3.1(b) in accordance with the following schedule:

Materials	Delivery Date	Amount Payable
Shipment A	July 1, 2002	$0
Shipment B	September 1, 2002	$250,000.00
Shipment C	November 1, 2002	$250,000.00

Material Shipment Schedule

Shipment A

All data, 5 pallets of files and Ancrod information and data

Shipment B

[***]

Shipment C

[***]

*	Confidential Treatment Requested

EXHIBIT E

TO

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

ABBOTT LABORATORIES

AND

EMPIRE PHARMACEUTICALS, INC.

Dated March 29, 2002

(TESTING SPECIFICATIONS)